Exhibit 99.1

FOR IMMEDIATE RELEASE

RITA LANE JOINS SANMINA’S BOARD OF DIRECTORS

San Jose, CA - September 13, 2016.  Sanmina Corporation (NASDAQ: SANM), a leading integrated manufacturing solutions company, announces the appointment of Rita Lane to the Company’s Board of Directors effective September 9, 2016.

Lane has over 30 years of experience in building and leading hardware operations and supply chain teams in the Americas, Asia and Europe for Fortune 100 companies.  She is currently the Principal at Hajime, LLC a supply chain advisor for start-up companies.  Lane was previously with Apple as Vice President of Operations for iPad, Mac desktop, and accessories from 2008 to 2014 and with Motorola as Senior Vice President Integrated Supply Chain / Chief Procurement Officer from 2006 to 2008.  Lane held various senior level positions over 10 plus years at International Business Machines Corporation, including Vice President Integrated Supply Chain.

Lane obtained a Bachelor of Science in Electrical Engineering from the United States Air Force Academy, a Master of Science in Electrical Engineering from Purdue University and a Master of Business Administration from the University of California, Berkeley.

“Rita is a pioneer in the industry and we are excited to welcome her to Sanmina’s board of directors.  Her experience will be an asset to Sanmina and we look forward to gaining her perspective as we continue to position the company for the future,” said Jure Sola, Chairman and Chief Executive Officer of Sanmina Corporation.

About Sanmina

Sanmina Corporation is a leading integrated manufacturing solutions provider serving the fastest growing segments of the global Electronics Manufacturing Services (EMS) market. Recognized as a technology leader, Sanmina provides end-to-end manufacturing solutions, delivering superior quality and support to Original Equipment Manufacturers (OEMs) primarily in the communications networks, storage, industrial, defense, medical, energy and industries that include embedded computing technologies such as, point of sale devices, casino gaming and automotive. Sanmina has facilities strategically located in key regions throughout the world. More information regarding the company is available at http://www.sanmina.com.

Sanmina Contact

Paige Bombino

Vice President, Investor Relations

(408) 964-3610